Exhibit 4.17

SUPPLEMENTAL INDENTURE

(1999 Indenture)

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 13, 2005, is by and among Caesars Entertainment, Inc., f/k/a Park Place Entertainment Corporation, a Delaware corporation (the “Issuer”), Harrah’s Operating Company, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as successor to Norwest Bank Minnesota, N.A., as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Indenture, dated as of November 9, 1999 (the “1999 Indenture”), between the Issuer and the Trustee, with respect to the Issuer’s 8.5% Senior Notes due 2006 (the “Senior Notes”) and 8.875% Senior Subordinated Notes due 2008 (the “Senior Subordinated Notes,” and together with the Senior Notes, the “Securities”), and those certain Officers’ Certificates of the Issuer, dated as of November 9, 1999 and September 12, 2000, setting forth the terms of the Senior Notes and the Senior Subordinated Notes, respectively (collectively, the “Officers’ Certificates,” and together with the 1999 Indenture, the “Indenture”);

WHEREAS, Harrah’s Entertainment, Inc., a Delaware corporation, the Company and the Issuer entered into an Agreement and Plan of Merger, dated as of July 14, 2004, whereby the Issuer will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger;

WHEREAS, the Company desires to assume, from and after the time at which the Merger becomes effective in accordance with the Delaware General Corporation Law (the “Effective Time”), all of the obligations of the Issuer under the Indenture and the Securities;

WHEREAS, Section 10.01(1) of the 1999 Indenture provides that the Company shall assume by supplemental indenture all obligations of the Issuer under the Indenture and the Securities; and

WHEREAS, Section 11.01(1) of the 1999 Indenture allows for supplements thereto, without the consent of any Holders with respect to the assumption of the obligations under the Indenture and the Securities by the Company.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Company and the Trustee mutually agree as follows:

1.             Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.  Unless the context otherwise requires, from and after the Effective Time, all references to the Indenture shall mean the Indenture as supplemented hereby.

2.             Agreement to Assume.  Pursuant to Sections 10.01 and 10.02 of the Indenture, the Company hereby agrees to assume, from and after the Effective Time, all of the obligations of the Issuer under the Indenture and the Securities.  The Issuer and the Company represent to the Trustee that immediately after giving effect to such assumption, no Default or Event of Default will exist.

3.             Ratification and Effect.  Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all terms, provisions and conditions thereof shall be and remain in full force and effect.  Upon and after the Effective Date, each reference in the Indenture to “this Indenture”, “hereunder”, “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

4.             New York Law To Govern.  THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AS SUPPLEMENTED HEREBY, AND THE SECURITIES WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

5.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Caesars Entertainment, Inc.,
a Delaware corporation

By:	\s\ Wesley Allison
	Name:	Wesley Allison
	Title:	SVP Controller & Interim CFO

Harrah’s Operating Company, Inc.,
a Delaware corporation

By:	\s\ Stephen H. Brammell
	Name:	Stephen H. Brammell
	Title:	Sr. Vice President, General Counsel
and Corporate Secretary

Wells Fargo Bank, National Association,
as Trustee

By:	\s\ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Vice President